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Federal-Mogul Streamlining Operations, Adjusting to Industry Outlook
Preliminary expense estimates of $60-$80 million through end of 2009

September 17, 2008 - Southfield, MI…..Federal-Mogul Corporation (NASDAQ:FDML) today announced a restructuring plan designed to improve operating performance and respond to increasingly challenging conditions in the global automotive market. The plan, when combined with other workforce adjustments, is expected to reduce the company’s global workforce by approximately 4,000 positions or eight percent. The planned actions are expected to occur as a result of several initiatives designed to streamline business processes, consolidate or close selected locations, and reduce general and administrative staffing. The company is not disclosing the specific sites at this time, pending further evaluation and consultations with appropriate parties. The restructuring initiatives will begin during September 2008 and continue into 2009 with several phases of implementation. Preliminary cost estimates of the restructuring program are in the range of $60-$80 million through the end of 2009.

“We are taking actions in response to a downturn in regional markets and global industry outlook. We recognize this is a difficult decision, yet these measures are required to prepare the company for the increasingly challenging automotive environment. The efficiencies gained as a result of these initiatives will strengthen Federal-Mogul’s competitive position and help assure the company’s future as we continue to implement our sustainable global profitable growth strategy,” said José Maria Alapont, Federal-Mogul President and CEO.

About Federal-Mogul

Federal-Mogul Corporation is a leading global supplier of powertrain and safety technologies, serving the world’s foremost original equipment manufacturers of automotive, light commercial, heavy-duty and off-highway vehicles, as well as in power generation, aerospace, marine, rail, industrial, and the worldwide aftermarket. The company’s leading technology and innovation, lean manufacturing expertise, as well as marketing and distribution deliver world-class products, brands and services with quality excellence at a competitive cost. Federal-Mogul is focused on its sustainable global profitable growth strategy, creating value and satisfaction for its customers, shareholders and employees. Federal-Mogul was founded in Detroit in 1899. The company is headquartered in Southfield, Michigan, and employs approximately 50,000 people in 35 countries. Visit the company’s web site at www.federalmogul.com.

Forwarding Looking Statements

Statements contained in this press release, which are not historical fact, constitute, "Forward-Looking Statements." Actual results may differ materially due to numerous important factors that are described in Federal-Mogul's most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, the cost and timing of implementing restructuring actions, Federal Mogul’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

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